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                                                                    Exhibit (11)

                             SONOCO PRODUCTS COMPANY
                  COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                    (Dollars in thousands, except per share)

                                                            Three Months Ended
                                                       --------------------------------
                                                        March 30,            March 31,
                                                           1997                 1996
                                                       -----------         ------------
PRIMARY EARNINGS

Net income available to common shareholders            $    40,180         $     41,307
                                                       ===========         ============

Weighted average number of common shares
    outstanding                                         89,976,285           91,136,586

Assuming exercise of options reduced by the
    number of shares which could have been
    purchased (at average price) with proceeds
    from exercise of such options                        1,755,338            2,071,449
                                                       -----------         ------------

 Weighted average number of common shares
    outstanding as adjusted                             91,731,623           93,208,035
                                                       ===========         ============

Primary earnings per common share                      $      0.44         $       0.44
                                                       ===========         ============


ASSUMING FULL DILUTION

Net income available to common shareholders            $    40,180         $     41,307

Elimination of preferred dividends                           1,066                1,941
                                                       -----------         ------------

Fully diluted net income                               $    41,246         $     43,248
                                                       ===========         ============

Weighted average number of common shares
    outstanding                                         89,976,285           91,136,586

Assuming exercise of options reduced by the
  number of shares which could have been
  purchased (at the higher of end-of-period
  price or average) with proceeds from
  exercise of such options                               1,798,728            2,074,957

Assuming conversion of preferred stock                   4,965,765            7,155,300
                                                       -----------         ------------

 Weighted average number of common shares
    outstanding as adjusted                             96,740,778          100,366,843
                                                       ===========         ============

Earnings per common share assuming
    full dilution                                      $      0.43         $       0.43
                                                       ===========         ============
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